CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 104 to the Registration Statement (Form N-1A Nos. 33-09891 and 811-34474) of our report dated September 24, 2020 on the financial statements and financial highlights of BNY Mellon Japan Womenomics Fund  (one of the funds constituting BNY Mellon Opportunity Funds) (the “Fund”) included in the Fund’s annual report for the fiscal year ended July 31, 2020.

New York, New York

November 30, 2020